Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
     We consent to the use in this Registration Statement of The O’Gara Group, Inc. on Form S-1 of our report dated August 21, 2008 related to the combined financial statements of Optical Systems Technology, Inc., Keystone Applied Technologies, Inc., and OmniTech Partners, Inc. as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
August 21, 2008